Exhibit 15.1
[Letterhead of Commerce & Finance Law Offices]
June 29, 2010
Agria Corporation
21/F Tower B
PingAn International Finance Center
1-3 Xinyuan South Road
Chaoyang District
Beijing 100027
People’s Republic of China
Ladies and Gentlemen:
We hereby consent to the use of our name under the caption “Regulation” included in the Annual Report on Form 20-F for the year ended December 31, 2009, originally filed by Agria Corporation on June 29, 2010, with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours, /s/ Commerce & Finance Law Offices Commerce & Finance Law Offices